The Tax-Exempt Bond Fund of America

January 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$115,004
Class B	$147
Class C	$4,152
Class F1	$22,042
Class F2	$13,486
Total	$154,831
Class R-6	$3,391
Total	$3,391

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2200
Class B	$0.1700
Class C	$0.1600
Class F1	$0.2100
Class F2	$0.2300
Class R-6	$0.2300

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	545,969
Class B	780
Class C	25,815
Class F1	108,075
Class F2	66,385
Total	747,024
Class R-6	16,599
Total	16,599

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.28
Class B	$13.28
Class C	$13.28
Class F1	$13.28
Class F2	$13.28
Class R-6	$13.28